SPIRIT AEROSYSTEMS Code of Ethics and Business Conduct Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Throughout the Code of Ethics and Business Conduct, the terms “Spirit” and “our Company” mean Spirit AeroSystems Holdings, Inc. and any corporation, limited liability company, partnership or other entity that it controls, directly or indirectly, through one or more intermediaries. The Code of Ethics and Business Conduct is subject to revision as laws, regulations, or Spirit policies or procedures, which may vary by country and/or location, change. You should review the most up-to-date policies posted on the Spirit Business Writings website. Some locations may also have unique procedures that can be found on our Company’s intranet site. Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? ii Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

iii Introduction from the CEO Dear Colleagues, Welcome to Spirit’s Code of Ethics and Business Conduct (“Code”). We uphold the Code and periodically recommit ourselves to it because, as a leading designer and builder of aircraft structures and components, we have serious obligations to our employees, customers and communities. We have a responsibility to: ∙ Make reliable, high-quality products that our customers and the public will have conf_idence using; ∙ Use processes that are safe for Spirit employees and for our surrounding environment and communities; and ∙ Comply with all rules and regulations governing our work and products. While the Code mainly provides guidelines for how we behave behind company gates, its impact is very public. By living the Code, we protect Spirit’s reputation and shape every aspect of our collective success as a company, as well as our individual progress as Spirit employees. That’s why a quick glance through this document isn’t enough. We all need to read it thoroughly and know where to f_ind it for reference. The Code is for all of us—employees, off_icers, directors, consultants and aff_iliates. I expect everyone to follow not only the letter of the Code, but also its spirit. Each of us must be personally accountable for doing what is right and for raising ethical concerns or questions. We should do so without fear of retaliation, as retaliatory acts are never tolerated at Spirit. The Code can be found in all of our Company Values: ∙ Commitment ∙ Integrity ∙ Quality Spirit is a company with a long legacy of excellence and commitment to outstanding quality and performance. I’m proud to be part of that legacy. As I travel around the world promoting our products and capabilities, I f_ind myself promoting our team as much as our capabilities. It is important that each of us continue to behave responsibly and ethically to uphold Spirit’s legacy. Knowing and following this Code will help us do so. Thank you for your continued efforts to protect Spirit’s brand, its legacy and its future. Larry A. Lawson President & CEO Spirit AeroSystems Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Introduction from the CEO Dear Colleagues, Welcome to Spirit’s Code of Ethics and Business Conduct (“Code”). We uphold the Code and periodically recommit ourselves to it because, as a leading designer and builder of aircraft structures and components, we have serious obligations to our employees, customers and communities. We have a responsibility to: ∙ Make reliable, high-quality products that our customers and the public will have conf_idence using; ∙ Use processes that are safe for Spirit employees and for our surrounding environment and communities; and ∙ Comply with all rules and regulations governing our work and products. While the Code mainly provides guidelines for how we behave behind company gates, its impact is very public. By living the Code, we protect Spirit’s reputation and shape every aspect of our collective success as a company, as well as our individual progress as Spirit employees. That’s why a quick glance through this document isn’t enough. We all need to read it thoroughly and know where to f_ind it for reference. The Code is for all of us—employees, off_icers, directors, consultants and aff_iliates. I expect everyone to follow not only the letter of the Code, but also its spirit. Each of us must be personally accountable for doing what is right and for raising ethical concerns or questions. We should do so without fear of retaliation, as retaliatory acts are never tolerated at Spirit. iv The Code can be found in all of our Company Values: ∙ Commitment ∙ Integrity ∙ Quality Spirit is a company with a long legacy of excellence and commitment to outstanding quality and performance. I’m proud to be part of that legacy. As I travel around the world promoting our products and capabilities, I f_ind myself promoting our team as much as our capabilities. It is important that each of us continue to behave responsibly and ethically to uphold Spirit’s legacy. Knowing and following this Code will help us do so. Thank you for your continued efforts to protect Spirit’s brand, its legacy and its future. Larry A. Lawson President & CEO Spirit AeroSystems Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

v Table of Contents Spirit AeroSystems Code of Ethics and Business Conduct ..............................................................i Focus on… Ethics ..................................................................................................................1 Reporting Concerns and Seeking Guidance............................................................................1 Non-Retaliation Policy ........................................................................................................2 Personal Accountability.......................................................................................................2 Focus on… Our Fellow Employees...........................................................................................3 Respecting Each Other ........................................................................................................3 Ensuring a Safe, Secure and Healthy Workplace .....................................................................5 Violence in the Workplace ..................................................................................................6 Drug- and Alcohol-Free Workplace .......................................................................................6 Personal Employee Information ............................................................................................7 Focus on… Our Customers and Business Partners ......................................................................7 Ensuring the Quality of Our Products and Services ..................................................................7 Doing Business Fairly .........................................................................................................7 Fair Dealing......................................................................................................................7 Competition Laws ..............................................................................................................8 Conducting International Business ........................................................................................8 The FCPA and Other Anti-Bribery Laws .................................................................................8 Trade Controls ..................................................................................................................9 Anti-Boycott Laws.............................................................................................................11 Protecting Third-Party Intellectual Property and Information....................................................11 Serving Our Government Customers ...................................................................................12 Contract Bid and Negotiation Laws and Regulations .............................................................12 The Anti-Kickback Act.......................................................................................................13 Government Contract Fulf_illment Laws and Regulations ..........................................................13 Classif_ied Government Information .....................................................................................14 International Labor Laws...................................................................................................14 Human Traff_icking ...........................................................................................................14 Conf_lict Minerals..............................................................................................................14 Focus on… Our Shareholders ...............................................................................................15 Keeping Accurate Records.................................................................................................15 Records Retention ............................................................................................................15 Avoiding Conf_licts of Interest..............................................................................................16 Gifts and Entertainment ....................................................................................................17 Business Relationships with Relatives and Friends..................................................................18 Employee Relationships ....................................................................................................18 Outside Employment ........................................................................................................19 Investments in Suppliers, Business Partners and Competitors ...................................................19 Corporate Opportunities...................................................................................................19 Safeguarding Company Assets and Information ...................................................................19 Physical Assets ................................................................................................................19 Spirit Information and Intellectual Property ...........................................................................20 Proper Use of Technology .................................................................................................20 Spirit’s Name and Reputation ............................................................................................21 Social Media...................................................................................................................21 Using Inside Information Properly.......................................................................................22 Focus on… Our Communities................................................................................................22 Caring for Our Environment ..............................................................................................22 Participating in Political and Charitable Activities ..................................................................23 Waivers of the Code............................................................................................................24 Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Table of Contents Spirit AeroSystems Code of Ethics and Business Conduct ..............................................................i Focus on… Ethics ..................................................................................................................1 Reporting Concerns and Seeking Guidance............................................................................1 Non-Retaliation Policy ........................................................................................................2 Personal Accountability.......................................................................................................2 Focus on… Our Fellow Employees...........................................................................................3 Respecting Each Other ........................................................................................................3 Ensuring a Safe, Secure and Healthy Workplace .....................................................................5 Violence in the Workplace ..................................................................................................6 Drug- and Alcohol-Free Workplace .......................................................................................6 Personal Employee Information ............................................................................................7 Focus on… Our Customers and Business Partners ......................................................................7 Ensuring the Quality of Our Products and Services ..................................................................7 Doing Business Fairly .........................................................................................................7 Fair Dealing......................................................................................................................7 Competition Laws ..............................................................................................................8 Conducting International Business ........................................................................................8 The FCPA and Other Anti-Bribery Laws .................................................................................8 Trade Controls ..................................................................................................................9 Anti-Boycott Laws.............................................................................................................11 Protecting Third-Party Intellectual Property and Information....................................................11 Serving Our Government Customers ...................................................................................12 Contract Bid and Negotiation Laws and Regulations .............................................................12 The Anti-Kickback Act.......................................................................................................13 Government Contract Fulf_illment Laws and Regulations ..........................................................13 Classif_ied Government Information .....................................................................................14 International Labor Laws...................................................................................................14 vi Table of Contents (continued) Human Traff_icking ...........................................................................................................14 Conf_lict Minerals..............................................................................................................14 Focus on… Our Shareholders ...............................................................................................15 Keeping Accurate Records.................................................................................................15 Records Retention ............................................................................................................15 Avoiding Conf_licts of Interest..............................................................................................16 Gifts and Entertainment ....................................................................................................17 Business Relationships with Relatives and Friends..................................................................18 Employee Relationships ....................................................................................................18 Outside Employment ........................................................................................................19 Investments in Suppliers, Business Partners and Competitors ...................................................19 Corporate Opportunities...................................................................................................19 Safeguarding Company Assets and Information ...................................................................19 Physical Assets ................................................................................................................19 Spirit Information and Intellectual Property ...........................................................................20 Proper Use of Technology .................................................................................................20 Spirit’s Name and Reputation ............................................................................................21 Social Media...................................................................................................................21 Using Inside Information Properly.......................................................................................22 Focus on… Our Communities................................................................................................22 Caring for Our Environment ..............................................................................................22 Participating in Political and Charitable Activities ..................................................................23 Waivers of the Code............................................................................................................24 Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

1 Focus on… Ethics At Spirit, we’re known for being innovative—we design and build state-of-the-art aerostructures for the world’s most recognizable aircraft using the latest technologies and techniques. We also provide worldwide customer support. Our business is always transforming, but one thing has remained constant—our dedication to upholding the very highest ethical standards and adhering to all relevant laws and regulations. Each of us is able to continue our ethical legacy by being familiar with and following our Code. Each of us represents Spirit wherever we operate. We are the face of Spirit in the communities where we live and work. The Code applies to everyone doing Spirit business, including all employees, off_icers, directors and aff_iliates. Spirit has made a commitment to only doing business with suppliers, contractors, consultants and other business partners who share our high standards of ethical business conduct. We are all expected to read and understand the Code and to follow it in all of our business activities. Our Code is designed to act as a guide for our day-to-day conduct—it provides information, support and resources to help ensure that we act ethically and in compliance with the laws that affect our business. Because there are far too many laws, regulations and situations to cover in one document, the Code instead explains the behaviors that are expected of us and helps us make good legal and ethical choices. It is your responsibility to learn about any additional requirements that apply to your job. To do so, consult our Business Writings website, your manager or your local Human Resources off_ice for the policies and procedures referenced throughout the Code. Remember that failure to comply with the Code could result in disciplinary action, up to and including termination from employment. We will certify to our compliance, and our knowledge of others’ compliance, with the Code periodically. For more information, please see Spirit’s Ethical Business Conduct policy. Reporting Concerns and Seeking Guidance Our Code can’t answer every question, so if you have concerns or need help, you should always speak up. If you know of or suspect any violations of the Code, Company policy or the law, you owe it to Spirit and your colleagues to raise your concerns. Reporting issues helps all of us in the long run by ensuring that Spirit remains a great place to work. Your manager will often be in the best position to help you if you need assistance. However, if you’re not comfortable speaking with your manager, you should feel free to contact other members of management, your local Human Resources off_ice, the Law Department, or the Corporate Compliance off_ice by writing to: Spirit AeroSystems, Inc. Corporate Compliance Off_ice PO Box 780008 MC 11 70 Wichita, KS 67278-0008 USA You may also report concerns or ask questions through our ethics and compliance hotline. Our automated ethics reporting system is provided by EthicsPoint. Questions and reports can be made to EthicsPoint by accessing the online portal or calling the toll-free telephone number at 1-888-577-9490 (in the United States) and 08-000328483 (outside the United States). EthicsPoint is staffed 24 hours a day, 7 days a week. When allowed by local law, you have the option to f_ile your report anonymously. Please remember that the more information you give, the better Spirit can properly investigate your report. When you make a report, you will receive a report number and personal identif_ication number so that you may call back or access the website to receive updates or provide more information. Spirit takes every report it receives seriously, and tries to review and resolve each issue quickly. Our Company will maintain your conf_identiality to the extent possible, consistent with resolution of the issue. Q During the normal course of his work, Marco accidentally damages a fuselage. He knows that he should report the situation, but he’s worried that repairing his mistake might cost our Company a lot of money. He knows that something needs to be done, but he’s afraid of losing his job. What should he do? Click to f_ind out! A The Code requires that Marco report the damage to a manager right away. Doing so will likely save our Company money in the long run and protect Spirit’s reputation. Failure to report a mistake could lead to more severe disciplinary actions than the reporting of an honest mistake. Our name is much more valuable than any amount of repair costs. Non-Retaliation Policy You should never have to worry about retaliation for a report made in good faith. “Good faith” doesn’t mean that your suspicions have to be proven correct—it just means that you believe the information you provide is true, and you have given all of the information you have. Spirit won’t tolerate retaliation against any of us for raising a good faith concern, asking a question or participating in an investigation. For more information, please see our Discrimination and Harassment and Ethical Business Conduct policies. Personal Accountability Spirit is committed to doing what’s right, and each of us is responsible for upholding this commitment. If we fail to follow the Code and the policies that apply to our job, we put our co-workers, our Company and ourselves at risk. Violating the Code subjects us to disciplinary action, up to and including termination of employment. Individuals involved may also be subject to potential criminal or civil liability. If you are a manager, you’re expected to do more than simply follow the Code—you also need to set an example through your words and actions. You may also receive reports from employees about potential violations of the Code. You should make sure that those reports are submitted to the appropriate department listed in the “Reporting Concerns and Seeking Guidance” section of the Code. You should make it as easy as possible for employees to raise questions and report ethical concerns. Managers who know (or should have known) about misconduct and fail to report or otherwise respond to it will be subject to disciplinary action, up to and including termination of employment. Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

At Spirit, we’re known for being innovative—we design and build state-of-the-art aerostructures for the world’s most recognizable aircraft using the latest technologies and techniques. We also provide worldwide customer support. Our business is always transforming, but one thing has remained constant—our dedication to upholding the very highest ethical standards and adhering to all relevant laws and regulations. Each of us is able to continue our ethical legacy by being familiar with and following our Code. Each of us represents Spirit wherever we operate. We are the face of Spirit in the communities where we live and work. The Code applies to everyone doing Spirit business, including all employees, off_icers, directors and aff_iliates. Spirit has made a commitment to only doing business with suppliers, contractors, consultants and other business partners who share our high standards of ethical business conduct. We are all expected to read and understand the Code and to follow it in all of our business activities. Our Code is designed to act as a guide for our day-to-day conduct—it provides information, support and resources to help ensure that we act ethically and in compliance with the laws that affect our business. Because there are far too many laws, regulations and situations to cover in one document, the Code instead explains the behaviors that are expected of us and helps us make good legal and ethical choices. It is your responsibility to learn about any additional requirements that apply to your job. To do so, consult our Business Writings website, your manager or your local Human Resources off_ice for the policies and procedures referenced throughout the Code. Remember that failure to comply with the Code could result in disciplinary action, up to and including termination from employment. We will certify to our compliance, and our knowledge of others’ compliance, with the Code periodically. For more information, please see Spirit’s Ethical Business Conduct policy. Reporting Concerns and Seeking Guidance Our Code can’t answer every question, so if you have concerns or need help, you should always speak up. If you know of or suspect any violations of the Code, Company policy or the law, you owe it to Spirit and your colleagues to raise your concerns. Reporting issues helps all of us in the long run by ensuring that Spirit remains a great place to work. Your manager will often be in the best position to help you if you need assistance. However, if you’re not comfortable speaking with your manager, you should feel free to contact other members of management, your local Human Resources off_ice, the Law Department, or the Corporate Compliance off_ice by writing to: Spirit AeroSystems, Inc. Corporate Compliance Off_ice PO Box 780008 MC 11 70 Wichita, KS 67278-0008 USA 2 You may also report concerns or ask questions through our ethics and compliance hotline. Our automated ethics reporting system is provided by EthicsPoint. Questions and reports can be made to EthicsPoint by accessing the online portal or calling the toll-free telephone number at 1-888-577-9490 (in the United States) and 08-000328483 (outside the United States). EthicsPoint is staffed 24 hours a day, 7 days a week. When allowed by local law, you have the option to f_ile your report anonymously. Please remember that the more information you give, the better Spirit can properly investigate your report. When you make a report, you will receive a report number and personal identif_ication number so that you may call back or access the website to receive updates or provide more information. Spirit takes every report it receives seriously, and tries to review and resolve each issue quickly. Our Company will maintain your conf_identiality to the extent possible, consistent with resolution of the issue. Q During the normal course of his work, Marco accidentally damages a fuselage. He knows that he should report the situation, but he’s worried that repairing his mistake might cost our Company a lot of money. He knows that something needs to be done, but he’s afraid of losing his job. What should he do? Click to f_ind out! A The Code requires that Marco report the damage to a manager right away. Doing so will likely save our Company money in the long run and protect Spirit’s reputation. Failure to report a mistake could lead to more severe disciplinary actions than the reporting of an honest mistake. Our name is much more valuable than any amount of repair costs. Non-Retaliation Policy You should never have to worry about retaliation for a report made in good faith. “Good faith” doesn’t mean that your suspicions have to be proven correct—it just means that you believe the information you provide is true, and you have given all of the information you have. Spirit won’t tolerate retaliation against any of us for raising a good faith concern, asking a question or participating in an investigation. For more information, please see our Discrimination and Harassment and Ethical Business Conduct policies. Personal Accountability Spirit is committed to doing what’s right, and each of us is responsible for upholding this commitment. If we fail to follow the Code and the policies that apply to our job, we put our co-workers, our Company and ourselves at risk. Violating the Code subjects us to disciplinary action, up to and including termination of employment. Individuals involved may also be subject to potential criminal or civil liability. If you are a manager, you’re expected to do more than simply follow the Code—you also need to set an example through your words and actions. You may also receive reports from employees about potential violations of the Code. You should make sure that those reports are submitted to the appropriate department listed in the “Reporting Concerns and Seeking Guidance” section of the Code. You should make it as easy as possible for employees to raise questions and report ethical concerns. Managers who know (or should have known) about misconduct and fail to report or otherwise respond to it will be subject to disciplinary action, up to and including termination of employment. Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

3 Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

4 Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. 5 Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? 6 Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. 7 Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. 8 Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). 9 We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. 10 An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. 11 Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. 12 Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. 13 Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. 14 Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. 15 Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. 16 Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and 17 Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance 18 If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? 19 Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. 20 Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. 21 Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. 22 Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. 23 Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.

Choose the best course of action for Azrina! A1 She should do as she’s asked and omit any resumés from female applicants. Her manager is trying to create a diverse team and that will benef_it everyone in the end. Clicking reveals: Incorrect. We value diversity, but part of creating a diverse workforce means giving everyone the same opportunities. We don’t make hiring decisions based on legally protected characteristics, including gender. Azrina should contact Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” A2 She should contact Human Resources or another resource she’s comfortable with—it’s never okay to discriminate, even in an effort to create diversity. Clicking reveals: Correct! Azrina needs to report this situation. Her manager is violating our Code by attempting to make a hiring decision based on a legally protected characteristic. Speaking up will let Spirit resolve the issue before it escalates. A3 She should do as her manager asks, but request a transfer to another department so that she doesn’t have to be involved any further. Clicking reveals: Incorrect. Azrina shouldn’t avoid this problem—she should report it. She should contact Human Resources or any resource listed in “Reporting Concerns and Seeking Guidance” to f_ind the best way to solve the issue. Q One of Bahati’s co-workers often insults her ethnicity under his breath and tells other employees that she’s not qualif_ied to do her work. He recently refused to provide her with work-related information she requested, claiming that it was too “high-tech” for her to understand. How should Bahati handle this situation? Click to f_ind out! A Harassment can come in many forms, including derogatory remarks. If Bahati’s co-worker is intentionally and repeatedly offending her, and if she is unable to resolve the matter by directly speaking to her co-worker, then she should report the situation. Harassing behavior violates the Code and goes against our commitment to treat each other with dignity and respect. This conduct will never be allowed at Spirit. Q Lauren works in our Accounting Department and is currently dating a woman who lives in her neighborhood. When she f_irst told one of her co-workers about her girlfriend, he seemed uncomfortable, but she hoped it would pass. Now, that same co-worker has begun teasing her and making rude remarks about her personal life. She doesn’t want to strain her relationship with her co-worker, but she’s becoming more uncomfortable by the day. What should Lauren do? Click to f_ind out! A Lauren should report her co-worker’s behavior to her manager or any other resource listed in “Reporting Concerns and Seeking Guidance.” His behavior is inappropriate and will not be tolerated at Spirit. Lauren doesn’t have to worry about experiencing retaliation for making a report in good faith. Ensuring a Safe, Secure and Healthy Workplace At Spirit, employee safety is a top priority. To ensure a safe and healthy workplace, it’s important for us to follow all applicable safety practices and procedures in place at all of our locations. We must also comply with all applicable laws and regulations relating to workplace health and safety. If you ever believe a situation is or could become unsafe, inform your manager immediately. For more information, see our Safety Management Program policy. Check this out! Click on the checkboxes next to the following situations that you think should be reported: Q1 A chemical spill in one of our locations that’s already been cleaned up by the crew working there. A1 Correct! Chemicals are serious business. Even if the spill has already been safely cleaned up, a report still needs to be f_iled. Q2 An on-the-job injury. A2 Correct! Any injuries that take place on Company premises or while doing Company business need to be reported—no matter how small. Q3 A malfunctioning piece of equipment that’s been repaired successfully. A3 Incorrect. If a piece of equipment has broken down and been repaired, there’s no need to make a report. Q4 A cracked stair at one of our local off_ices. A4 Correct! Anything that seems unsafe needs to be reported—it doesn’t matter if it’s in one of our manufacturing plants or in one of our local off_ices. A broken stair could cause someone to trip and create an on-the-job injury. We can’t let anything go unaddressed when it comes to our safety and the safety of those around us. Focus on… Our Fellow Employees Respecting Each Other Spirit is committed to creating a world class company. We aim to have one all-inclusive team where employees’ diverse perspectives are valued and used to benef_it the Company as a whole. People who come from different backgrounds have different ways of seeing the world—and combining those perspectives helps us f_ind new ways to innovate and solve problems. Part of supporting diversity is ensuring that we each receive the same opportunities for success within our Company without regard to race, color, religion, national origin, gender, gender identity, marital status, pregnancy, age, physical or mental disability, veteran status, sexual orientation, genetic information or any other legally protected characteristic. At Spirit, our hiring, training, promoting, compensation, discipline or termination decisions are based on job qualif_ications, performance, and other appropriate factors. We must also work to prevent all types of harassment. In general, “harassment” is any form of unwelcome behavior toward another person that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Such conduct may include: ∙ Unwanted sexual attention of a persistent or offensive nature ∙ Threats, derogatory comments, slurs or name calling ∙ Display of offensive or derogatory posters, pictures, cartoons, drawings or gestures ∙ Assault, unwanted touching, bullying or intimidation We believe in dignity and respect for all—if you feel that you or someone else is being harassed or discriminated against, contact your manager, Human Resources or any other resource listed in “Reporting Concerns and Seeking Guidance.” You will not face retaliation for making a good faith report or providing information about actual or potential discrimination or harassment. For more information, please see our Discrimination and Harassment, Equal Employment Opportunity, and Global Diversity policies. Q A spot has recently opened up in Azrina’s department and her manager has tasked her with sorting through a few resumés. He tells Azrina that he only wants to see resumés from male applicants because there are already too many women on the team. What should she do? Q Carl has just been promoted to a new position in the manufacturing facility where he works. His manager has asked him to start immediately, even though he hasn’t received training on the specialized machinery he’ll be using. He understands the basics, and he’s sure he’ll pick it up quickly. Can Carl start using this equipment before he receives training? Click to f_ind out! A No. Proper training is critical to our commitment to prevent accidents and work-related injuries. Carl shouldn’t perform work with any equipment that he hasn’t been trained to use. Instead, he should inform his manager that he hasn’t received proper training yet. Violence in the Workplace We have a right to feel safe at our place of work at all times. For this reason, Spirit will not tolerate acts or threats of violence in our workplace. If you ever feel threatened, report the situation to Security, a manager or Human Resources immediately. If you ever fear immediate danger for yourself or someone else in our workplace, contact Security or the local authorities at once. For further information, please see our Threat and Violence Management policy. Drug- and Alcohol-Free Workplace To do our jobs safely and eff_iciently, we need to report to work free from the inf_luence of any substance that could impair our work performance, or that could create an unsafe working environment. The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or using Company equipment. Consuming alcohol or being under its inf_luence during Company time, on Company premises or while operating Company vehicles is prohibited. In limited circumstances, we may consume alcohol in moderation at Company-sponsored events or approved business functions. In these situations, we need to use good judgment and avoid drinking to excess. Remember, Spirit always reserves the right to conduct drug and alcohol testing in accordance with applicable Company policy, laws and regulations. For more information, please see our Drug and Alcohol Free Workplace policy. Q One of Emmanuel’s co-workers frequently comes back from lunch slurring her words and smelling of liquor. She performs most of her work duties normally, but sometimes staggers when she walks and needs help running her equipment. She’s a nice person, and he doesn’t want to get her in trouble. What should he do? Click to f_ind out! A Emmanuel should raise his concerns with management or Human Resources. If his co-worker is working under the inf_luence of drugs or alcohol, she is endangering everyone around her and our customers. Our Company will not allow this kind of conduct. Personal Employee Information Our co-workers, as well as Spirit job applicants, often trust us with their personal information. Access to and use of Company personnel records is restricted to those of us who are authorized and have a valid business need to know the information they contain. It is critical that we respect the conf_identiality of all personal employee data and never disclose it to any party, whether inside or outside Spirit, who does not have a business need to know it. Always be sure to follow all security procedures relating to safeguarding personnel records and be sure to check local data privacy laws to ensure you are acting appropriately. For more information, please review our Ethical Business Conduct policy. Focus on… Our Customers and Business Partners Ensuring the Quality of Our Products and Services We are customer-focused in all that we do. After all, performance is our ultimate measure of success. The quality of our products and services determines the safety of aircraft passengers worldwide. To achieve the highest standards of safety for our customers, we must focus on quality all the time. Quality is the cornerstone of our brand. To achieve high performance and maintain our reputation for delivering the highest quality goods, we must comply with quality control standards and follow contract specif_ications at all times. Make sure to familiarize yourself with the standards and specif_ications that apply to the projects you work on. We further guarantee quality products and services to our customers through proper supply chain due diligence, monitoring and enforcement. We f_irmly hold our suppliers accountable for assuring the quality of the goods and services they provide us. If you have any concerns relating to quality issues, contact your manager or anyone listed in “Reporting Concerns and Seeking Guidance.” Doing Business Fairly Fair Dealing Our goal is to maintain relationships of mutual trust and respect with those we do business with. To do so, we must ensure that our business dealings are free from unfair business practices. This means, in part, that we never engage in: ∙ False or misleading advertising, or any other form of misrepresentation made in connection with sales ∙ Untrue or misleading claims or comparison claims ∙ Unfair, false or misleading comments about competitors’ products and services If you have any questions about the fairness of a business practice, please consult Spirit’s Ethical Business Conduct policy, or contact your manager or anyone listed in the “Reporting Concerns and Seeking Guidance” section of the Code. Competition Laws The United States and many other nations have enacted competition (or “antitrust”) laws designed to ensure that the marketplace provides equal opportunities for all businesses looking to compete. These laws typically prohibit agreements or actions among competitors and business partners that might restrain trade or reduce competition. It’s important for us to compete fairly and in accordance with the highest ethical standards. The following situations can lead to potential violations of competition laws: ∙ Dealing with competitors. We may not engage in price f_ixing, bid rigging, market allocation, predatory pricing, or customer or supplier boycotts. It is crucial to avoid even the appearance of an agreement, whether formal or informal, to engage in any prohibited activity. The safest rule for everyday business situations is to never discuss prices, costs, our customers or our proprietary information with a competitor. ∙ Participating in industry associations. We must exercise caution when attending industry association meetings by avoiding discussions about future pricing, competitive initiatives and other information that might appear to restrain trade. Be particularly cautious of any proposed association activity that could affect competition, such as the development of product standards or an industry code or practice. ∙ Dealing with customers. We may never engage in “tying,” which means providing one product to a customer only if they buy a second as well. This can also violate competition laws. ∙ Collecting competitive information. We must collect information about our competitors’ activities in accordance with the law. While it is appropriate to review public information about our competitors, we cannot attempt to illegally acquire a competitor’s proprietary or conf_idential information, including information about facilities, manufacturing capacity, technical developments, bids or customers. Violating competition laws can result in severe penalties for our Company, as well as f_ines and imprisonment for the individuals involved. For this reason, we must avoid even the appearance of taking actions or making agreements that restrict competition. If you have any questions about whether an action violates competition laws, contact the Corporate Compliance off_ice or the Law Department immediately. Conducting International Business The FCPA and Other Anti-Bribery Laws Our Company has built its reputation on the quality of our goods, services and people—not through improper, unethical, questionable or corrupt business practices. We abide by all international and local laws and regulations that forbid bribery of foreign off_icials and others, including the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer or pay bribes, kickbacks or other similar payments to any person, organization or foreign government off_icial to secure improper advantages for our business. Keep in mind that, because Spirit is a U.S. company, a “foreign” government off_icial for purposes of anti-corruption compliance may be a local government off_icial to you. The term also includes off_icials or candidates of political parties and employees of state-owned companies or companies in which the local government holds a signif_icant stake. If you have any questions about whether the person you are dealing with would be considered a foreign government off_icial, ask the Corporate Compliance off_ice immediately. Keep in mind that “bribes” can mean anything of value given to someone with the intent of obtaining favorable treatment. They also include indirect payments or gifts to a third party, such as a consultant, contractor, partner, agent or supplier, who in turn is likely to offer a bribe. A “kickback” refers to a return of a sum already paid or due to be paid as a reward for making or helping to arrange a business transaction. Facilitating payments are payments made to help ensure that public off_icials perform non-discretionary tasks that are part of their normal job function, such as processing visas and issuing export or import licenses. Our Company generally prohibits making such payments, unless a limited exception is met. We must ensure that all facilitating payments are reviewed and approved in accordance with Company policy and local procedures, and properly recorded on our Company’s books and records. If someone asks you to make an improper payment or account for a transaction in an incorrect manner, or if you suspect that a transaction may involve an improper payment, report it promptly to the Law Department or the Corporate Compliance off_ice. Because anti-corruption rules can be complex, contact the Corporate Compliance off_ice before offering even the smallest courtesies to any government employees. For more information, see Spirit’s Anti-Corruption and Bribery policy. Q Spirit is expanding into a new country and Nora has been put in charge of submitting all of the necessary paperwork to get things started. After submitting the paperwork, Nora f_inds out that the process could take eight months, which is four times longer than anticipated. A local government off_icial tells Nora that he can get everything approved within two months for a large fee. Can Nora pay the fee for faster service? Click to f_ind out! A Nora should seek guidance before proceeding. It’s possible that this may be seen as a bribe to a government off_icial, and bribing government off_icials isn’t just a violation of our Code—it’s also illegal. Trade Controls Every day, Spirit supplies aerostructures and supporting systems to companies around the globe. Our global focus requires those of us involved in export and import activities to know and comply with the laws governing international trade. An “export” is def_ined as the transfer of goods, services, software, technical data or technology to a foreign person, entity or destination, regardless of whether that person is inside or outside the United States. Export activity is strictly regulated and may at times be prohibited, depending on the item being sent and its destination. “Import” activity, or bringing the products we purchase from third parties across country borders, is also frequently subject to various laws and regulations. In particular, it may require the payment of duties and taxes, as well as the f_iling of documentation. For certain countries, known as “sanctioned countries,” the U.S. government has enacted a particular or complete ban on any import or export activities. Although not a complete listing, trade control bans and restrictions govern the following: ∙ Exports or re-exports to a sanctioned country ∙ Imports or dealings with property originating from a sanctioned country ∙ Assisting another company or person doing business with or in a sanctioned country ∙ Financial transactions resulting from travel to, within or from a sanctioned country ∙ New investments and other dealings in a sanctioned country or with designated individuals ∙ Transfer of restricted software, technical data or technology via email, download, service work, meetings or visits to Spirit facilities ∙ Export of articles or services designed or adaptable for military application The list of prohibited countries and restrictions is subject to frequent change. Violating trade control laws and regulations can result in serious penalties, including f_ines, revocation of exporting privileges and imprisonment. If your work involves the sale or shipment of products, technologies or services to foreign consumers, make sure you keep up to date with the rules that apply to your work and our Export Compliance policy. If you have questions, seek guidance from the company’s Trade Compliance organization before engaging in the activity. Q While discussing a contract with a customer, Zacharie learns that the products we are exporting to the customer will eventually be shipped to a prohibited country. Is it okay for him to agree to the deal? Click to f_ind out! A No. Zacharie cannot bypass export regulations by shipping goods through another country. This is called “re-exporting,” or transferring exported products from the original foreign recipient to another foreign recipient. If he knows about this transfer and doesn’t attempt to prevent it, he may be held liable. He should contact the Trade Compliance organization if he has questions regarding export laws and regulations. Anti-Boycott Laws U.S. law prohibits companies from complying with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel. Requests for boycott cooperation may be oral or written, and often appear in bid or proposal materials from countries that support a boycott. Often, these requests are not obvious. Even letters of credit and shipping instructions may contain such requests. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even when we decline the request. If you receive a request to participate in a prohibited trade practice, you must immediately contact the Corporate Compliance off_ice. Ignoring a request is not enough. In fact, ignoring a request is often viewed as an agreement to that request. Protecting Third-Party Intellectual Property and Information Our customers entrust us with their conf_idential and proprietary information and intellectual property (IP). We have a duty to safeguard this information and protect it just as carefully as we protect our own. In this context, IP includes patents, trademarks, copyrights, trade secrets and other proprietary information and expertise. We must carefully follow all applicable security measures and follow the IP protection plans set forth for each customer. We must meet all contractual and legal requirements regarding the separation and protection of customer proprietary information and IP. Be sure to familiarize yourself with our Program Intellectual Property Risk Management policy. We must also protect our third-party business partners’ proprietary information and never disclose it to anyone, whether inside or outside Spirit, who does not have a business need to know it. In addition, we have a duty to safeguard the IP of our other business partners and to respect all other valid third-party IP rights. This means we must be cautious to never reproduce or use such property, software or other technology except as permitted by an applicable license agreement or by law. Unauthorized use of third-party IP may expose our Company to civil lawsuits and damages. Q A manager from another Spirit team has contacted Catalina for information about one of our customers. Catalina happens to know that his team deals mainly with this customer’s largest competitor. She’s not sure she should reveal the requested information to him, even though he works for Spirit. What should she do? Click to f_ind out! A Catalina should check the IP protection plans for both customers’ contracts. Keeping customer proprietary information properly separated and protected is critical, and should be one of her main concerns at all times. If she still has questions after consulting the plan, she should contact her manager or the Corporate Compliance off_ice. Serving Our Government Customers Spirit’s relationships with various U.S. government agencies are key to our success. Those of us who negotiate, manage or fulf_ill Spirit’s contracts with these government agencies must understand and follow all applicable laws, regulations and Company policies that govern our interactions with government customers, including all security procedures. These regulations are very strict, and it is our responsibility to know and fully comply with their requirements. If you have any questions about a government contract or subcontract, contact the Law Department before taking any action. Please note that violations of applicable laws and regulations can result in serious consequences for both the individuals involved and our Company, including substantial f_ines, civil and criminal charges and penalties, and loss of existing and future government business. Contract Bid and Negotiation Laws and Regulations The Federal Acquisition Regulations (FAR), Truth in Negotiations Act (TINA), and various other laws establish a number of procedures for bidding, negotiating and contracting with U.S. government agencies. These laws have strict requirements that we need to follow. We must make sure that we: ∙ Make only accurate and complete representations to our government customers ∙ Never obtain or use sensitive procurement information about the selection process or competitor bids that would give our Company an unfair competitive advantage ∙ Use only accurate and complete f_igures as the basis for pricing on bids for government contracts ∙ Fully disclose all cost and pricing data during the contract proposal and negotiation phase We must be careful when interacting with government employees regarding issues outside of proposed government contracts. For example, we may not engage any company owned by a government employee to be a Spirit supplier, subcontractor or business partner. In addition, we may not discuss employment with or offer a job to a government employee (or his or her relative) who is involved in awarding or administering contracts with our Company. Finally, be careful to never engage a third party who claims to have inf_luence with government employees or who you believe may exert improper inf_luence to win a government contract. Q A project under a government contract that Juliet is working on has fallen behind schedule because of its many testing requirements. The tests seem repetitive and skipping a few isn’t likely to affect the quality of the f_inal product. Is it okay if Juliet conducts only those tests that she thinks are absolutely necessary? This will save Spirit time and money. Click to f_ind out! A No. Juliet must conduct all tests required by the government contract and accurately record all results. Failure to follow proper testing procedures set forth in a contract can result in injury to other persons and property. It can also lead to expensive f_ines and can prevent future contracts, so stopping tests won’t save us time or money in the long run. Q Bruce has just found out that one of our suppliers has reduced its prices. The prices quoted in a pending government contract are no longer accurate. What should he do? Choose the best course of action for Bruce to take! A1 He should notify the government customer and disclose all of the cost and pricing data. Clicking reveals: Incorrect. Bruce is right that the government customer needs to be notif_ied, but he should speak with the Law Department before contacting the government customer or making any changes to the contract. A2 He should contact the Law Department before notifying the customer. Clicking reveals: Correct! The government customer will need to be notif_ied, but we should always contact the Law Department before disclosing information like this. A3 He shouldn’t mention it the government customer. We’re not required to disclose any changes in pricing data while negotiating a contract. Clicking reveals: Incorrect. The U.S. Truth in Negotiations Act (TINA) requires government contractors to disclose all cost and pricing data while negotiating a contract. It is important to keep accurate, detailed and up-to-date records of cost and pricing information for this reason. But Bruce should notify the Law Department of this issue before contacting the government customer or making any changes to the contract. The Anti-Kickback Act Under no circumstances may we ever give gifts, favors or anything of value, or provide any kind of kickbacks, to induce an actual or potential government customer to purchase services from Spirit. Similarly, we cannot solicit or accept a kickback. If you have further questions about kickbacks or bribes, reference the “FCPA and Other Anti-Bribery Laws” section of this Code. Government Contract Fulf_illment Laws and Regulations When we’re working on a government contract, special rules and regulations apply. As a guiding principle, we must always be truthful and accurate when dealing with government employees and agencies. In particular, we must: ∙ Ensure that our facility’s reports, certif_ications and statements to the government are current, accurate and complete ∙ Follow all contract terms and obtain authorization before deviating from contract specif_ications ∙ Submit accurate cost and pricing data ∙ Never dispose of records or evidence relating to a government contract before the required retention period has ended ∙ Never use government property, equipment or supplies for purposes other than those stated in the contract If you are part of a team working on a government contract, be sure you understand the rules and regulations that apply to you. Classif_ied Government Information If our work involves the U.S. government, we may be trusted with classif_ied information. We must protect this information at all times, and may only disclose it to individuals who have a business need to know it and who have the appropriate government clearance. If your work requires you to maintain a security clearance and you are privy to classif_ied information, be sure to familiarize yourself with and diligently follow our security measures. International Labor Laws As good corporate citizens, we uphold human rights in the communities where we live and work. This means we comply with all applicable employment and labor laws in the locations where our Company conducts business, including those that regulate working hours, workers’ rights, and wages and benef_its. If you know or suspect that a violation of human rights or labor laws is taking place, report this immediately to the Corporate Compliance off_ice. Human Traff_icking At Spirit, we f_irmly believe in respecting others—and a big part of that is our dedication to supporting individual human rights. Our Company has zero tolerance for the use of child labor, forced labor or human traff_icking practices. We will not knowingly do business with any subcontractors, business partners, suppliers and other third parties who violate this policy. Any concerns relating to child labor, forced labor or human traff_icking practices must be reported immediately to your manager or the Corporate Compliance off_ice. If you have any questions regarding our Company’s commitment to upholding human rights, please consult our Human Traff_icking policy. Conf_lict Minerals Many of Spirit’s superior products may contain the essential minerals tin, tungsten, tantalum and gold. While these minerals can be acquired in various parts of the world, many of them can be traced back to locations where human rights abuses are committed. In these countries, armed forces are often involved in the transportation of these minerals and the funding of the mineral extraction process. This is where the term “conf_lict minerals” comes from. We believe in enriching our global communities—not destroying them. That’s why Spirit takes efforts to ensure that the minerals we use in our products are not mined or transported from areas where war and conf_lict reign. We will not tolerate, prof_it from or otherwise knowingly contribute to inhumane or degrading treatment related to or in connection with the procurement of these minerals. Furthermore, Spirit will not engage in any direct or indirect support of armed groups when procuring these minerals. We owe it to our Company and our global communities to avoid the use of conf_lict minerals, so if you have any concerns about our sourcing practices or those of our business partners, you should speak up right away. For more information on conf_lict minerals, please see our Conf_lict Minerals policy. Focus on… Our Shareholders Keeping Accurate Records Our customers, shareholders and other key stakeholders trust us to be transparent. The integrity of our f_inancial records is crucial to maintaining that trust. We always need to make sure that our Company’s records and f_inancial statements provide an honest picture of Spirit’s transactions and f_inancial condition. In order to ensure accurate and honest f_inancial reporting, we must record, classify and summarize all transactions in accordance with Spirit’s internal control procedures, which comply with generally accepted accounting principles (GAAP) and applicable laws and regulations. We must never create, or encourage others to create, records that are intended to mislead or conceal improper activity. Such conduct violates Company policy and possibly the law. We all make records of some kind, whether it’s timekeeping records, expense reports, business records or other f_inancial statements—and we have a responsibility to make sure that our records are accurate. Financial and accounting off_icers and personnel have a special duty to ensure the full, fair, accurate, timely and understandable disclosure of Spirit’s f_inancial results and condition. If you are unsure how to properly record a transaction, contact your manager or the Corporate Compliance off_ice. We must provide all information or records requested by management or external or internal investigators. This means we may not hide, alter or destroy any information or records covered by such requests. When speaking with internal or external investigators, you may never make untrue or misleading statements, or encourage anyone else to do so. If you are contacted directly about an external investigation, be sure to notify our Law Department. Q One of Samad’s co-workers often comes to work late or leaves early, but records a full day. The other day, he asked her about it. She shrugged and told him to worry about his own timecard. Samad doesn’t want to get her in trouble, but feels like this might be a Code violation. What should he do? Click to f_ind out! A Samad should report this conduct so that it can be investigated. Employees are responsible for accurately and diligently recording their time consistent with company policies and procedures. Our Company uses timekeeping and other data to generate valuable f_inancial and strategic information. Failing to report time honestly and accurately not only means that our Company can’t rely on this information for planning, but could also mean that the records Spirit f_iles publicly are inaccurate. Records Retention We must follow applicable records retention guidelines at all times. Our Company has adopted guidelines—including Records and Information Management (RIM) procedures, instructions and records retention schedules—to assist us in knowing when documents should be stored or destroyed. If there is no legal or business reason to preserve a document, dispose of it in accordance with our Records and Information Management policy. You must identify and manage all records you create and use in accordance with these guidelines. If a manager or the Law Department directs you to preserve or retain certain documents, whether for a government investigation or otherwise, follow those instructions carefully. Try this! Read the text conversation below and choose the best response for Jason to give his manager, Debra. Debra: Hey! Are you at the off_ice? I need help. Jason: Yeah, I’m here. What do you need? Debra: I just realized there is a mistake in one of the documents they put on legal hold. We need to change it. Can you make the change for me? A1 No way! We can’t change those on our own. It’s okay if the info isn’t correct. Clicking reveals: Incorrect. Jason is right that Debra shouldn’t change records under a legal hold, but that doesn’t mean that the error should be ignored. A2 I don’t think those can be altered without approval. I’m not sure what to do. Let’s check the legal hold notice and see who to contact before we do anything. Clicking reveals: Correct! Jason and Debra don’t need to handle this on their own. It’s true that records under a legal hold should never be changed without permission, but the situation still needs to be reported and handled appropriately. A3 Sure, what do you need me to change? We want to make sure everything’s correct! Clicking reveals: Incorrect. It’s important for our records to be correct, but documents under a legal hold shouldn’t be altered without permission. Jason and Debra should report the mistake to the Law Department to determine next steps. Avoiding Conf_licts of Interest A conf_lict of interest arises when our personal interests interfere, or appear to interfere, with our ability to perform our jobs effectively and without bias. We must avoid any interest, investment or association in which a conf_lict of interest might arise. If you are, or believe you might be, involved in a conf_lict of interest, disclose it promptly by contacting the Corporate Compliance off_ice or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance If you have any questions involving a potential conf_lict of interest, please review our Ethical Business Conduct policy or consult a manager or the Corporate Compliance off_ice. The following sections describe situations where conf_licts of interest commonly arise. Remember, the important thing is to avoid even the appearance of bias. Gifts and Entertainment Providing appropriate business gifts and entertainment can help strengthen our working relationships with our suppliers and customers. However, good judgment, discretion and moderation should always serve as our guide. Giving business courtesies is not appropriate if doing so makes us appear biased or as if we are attempting to inf_luence a business decision. “Gifts” commonly include items of value, goods and services, as well as meals or entertainment. You may give and accept gifts that meet all of the following criteria: ∙ Limited in value ∙ Will not be viewed as a bribe or payoff ∙ Consistent with generally accepted business practices and ethical standards ∙ Will promote successful working relationships and goodwill ∙ Would not ref_lect negatively on our Company if disclosed to the public ∙ Not cash or cash equivalents (including gift certif_icates and vouchers) “Entertainment” includes events that both you and your guests attend, such as meals, sporting events or concerts. You may offer entertainment when it meets all of the following criteria: ∙ Hosted in a setting that is appropriate for business ∙ Reasonable ∙ Unsolicited We may never solicit gifts or entertainment from anyone, for any reason. The key thing to consider is whether a gift or entertainment would be perceived as an attempt to inf_luence business decisions or to gain an unfair business advantage. For more information, please review our Ethical Business Conduct policy. It is important to note that there are additional guidelines that govern the exchange of gifts and entertainment with government employees. Please see “The FCPA and Other Anti-Bribery Laws” and “Serving Our Government Customers” sections of the Code for more information. Q Devon is in charge of f_inding a space to host a small sales conference. He’s been looking at various hotels and when he mentions to one of the hotel managers that he’s from Spirit, she seems very impressed. Wanting to win his business, she offers Devon and his wife a weekend stay at the hotel with vouchers to use at their exclusive day spa. Devon politely turns the manager down. A nice hotel stay would be relaxing, but he thinks that the gift may be seen as a bribe. Was it really necessary for him to turn down the gift? Click to f_ind out! A Yes, refusing the gift was absolutely necessary. The hotel manager was trying to gain Spirit’s business by bribing Devon with expensive gifts. By turning her down, he acted in the best interest of the Company and saved us from possible legal trouble. Q Tristan would like to send a customer a New Year’s gift basket to show Spirit’s appreciation for their continued business. The basket is valued at U.S. $100. Is this an appropriate gift? Click to f_ind out! A Yes. As long as his customer is not in any way employed by the government, this gift is appropriate because it’s unsolicited and nominal in value. Since Tristan is thanking the customer for past business and fostering a good working relationship, the basket will not impair, or appear to impair, his customer’s ability to make fair, impartial decisions. If, on the other hand, he were to receive a gift basket valued at U.S. $100, he should share its contents with his work group rather than keep it for himself. Business Relationships with Relatives and Friends Working or doing business with relatives (including anyone related to you by blood or marriage, and anyone who lives with you or is f_inancially dependent upon you) and close friends can result in a conf_lict of interest, or the appearance of a conf_lict. For this reason, you should never be involved with or attempt to inf_luence the bidding, negotiating or contracting process between our Company and a relative or close friend, or even yourself if you happen to own an outside business. If you f_ind yourself in such a situation, remove yourself from the selection process and disclose the situation immediately to your manager, Human Resources, or the Corporate Compliance off_ice. Employee Relationships To ensure that everyone is treated fairly at Spirit, and to avoid the appearance of favoritism or improper inf_luence, no one should be put in a position of supervising or managing a relative. In addition, we may not audit, approve or evaluate the work product of a relative, nor may we work within the chain of command of an executive who is a relative. If you have such a relationship or wish to request an exception to these rules, please contact Human Resources or the Corporate Compliance off_ice. Q Alicia needs to hire a new direct report in the Marketing Department. Her brother has marketing experience and hiring him would save Alicia the trouble of posting the job, sorting through resumés and conducting interviews. She knows that he’d do a fantastic job—is it okay for her to hire him? Click to f_ind out! A Spirit values referrals—it’s a great way to f_ind exceptional talent—but Alicia should never be in a position to supervise a family member. Even if she knows that her relationship won’t affect her business decisions, it could still give the appearance of favoritism. Her brother is welcome to apply to work in a different department, but Alicia will need to remove herself from the hiring process entirely. Outside Employment We must be careful when taking outside employment, as such activity can interfere with our assigned duties, work schedules and job performance at Spirit. If you engage in self-employment or other outside employment in areas similar to those in which Spirit is involved, disclose it promptly by contacting the off_ice of Corporate Compliance or by f_illing out the Conf_lict of Interest Review form. The form is available on the Corporate Compliance homepage at inside.spiritaero.com/law/corporatecompliance. Of course, you should never use Spirit facilities, equipment or other property for another employer. In addition, working for a Spirit competitor, supplier or business partner presents a potential conf_lict of interest. If you are in such a position, disclose the situation promptly to your manager, Human Resources, or the Corporate Compliance off_ice. Investments in Suppliers, Business Partners and Competitors Having a f_inancial interest in any Spirit supplier, customer or competitor can create a conf_lict of interest if you are overseeing any contracts, processes, products or business decisions affecting that company. For purposes of the Code, a f_inancial interest is def_ined as f_ive percent or more of the outstanding stock of a publicly-traded company or of the ownership in a privately-held company. Corporate Opportunities During our employment with Spirit, we may learn about interesting business opportunities. These opportunities belong f_irst and foremost to our Company. We may only take advantage of these opportunities after our Company has been informed of the opportunity, has had a chance to evaluate it, and has decided not to act on it. For more information, please review our Ethical Business Conduct policy. Safeguarding Company Assets and Information Our Company’s assets—including physical assets, information, technology, intellectual property and our reputation—are crucial to our success. We must all work to prevent Spirit’s assets from being stolen, damaged, misused or destroyed. Physical Assets It’s our responsibility to safeguard all of Spirit’s physical assets from harm, loss or misuse. We should only use them for appropriate and authorized business purposes. Physical assets include funds, equipment, materials, systems, data and supplies. We must treat all goods entrusted to us with the greatest possible care. Spirit Information and Intellectual Property None of us may ever disclose conf_idential or proprietary information about our Company to anyone inside or outside our Company, except when specif_ically authorized to do so and only on a need-to-know basis. If you have access to such information or data, do not communicate it to anyone unless you are required to do so by law or have received specif_ic authorization. Each of us has a responsibility to take steps to protect Spirit’s IP and preserve its rights over such property. We must work to establish, protect, maintain and defend our Company’s rights in all IP, and strive to use those rights in responsible ways. Proper Use of Technology Computers and electronic information are essential tools that support our business. We always need to ensure that we use technology with our values in mind. Our Acceptable Use policy sets forth guidelines to show us how to achieve these goals. Although Spirit allows limited personal use of Company resources, we are expected to use good judgment. We may not use these technologies related to any illegal activities; post religious or political messages; communicate inappropriate, sexually explicit or offensive statements that would be a violation of Spirit’s Discrimination and Harassment policy; conduct business for another company; or send unauthorized solicitations. As a rule, do not use Spirit technology in any manner that could embarrass you or harm Spirit’s reputation. Compose email, instant messages and text messages with the same care you take in composing any other Company document. Electronic messages, both personal and business, are lasting and recoverable written records and can easily be copied and forwarded worldwide without your knowledge or consent. Never use these resources to send anything inappropriate—if you wouldn’t say it in person, don’t say it over email or IM. You should not expect privacy when using corporate email or the Internet, or when accessing personal accounts using Company assets. Our Company reserves the right to monitor email and Internet access to ensure they are used responsibly and professionally. Spirit also reserves the right to block offensive, illegal and non-business related sites, and to intercept the entire content of any messages or f_iles transmitted or stored in its system. This includes information that has been deleted by users—just because a message has been deleted, it doesn’t mean that it’s not recoverable. Monitoring activities, when undertaken, will comply with all local laws and regulations. For more information, see our Information Infrastructure Acceptable Use and related Information Technology policies. Q Priya’s co-worker Levi sometimes sends emails containing jokes to the entire team. The jokes are usually harmless, but recently the jokes have become inappropriate. Many of them make fun of minorities and it’s making Priya very uncomfortable. She knows that Levi isn’t trying to be malicious—he just thinks the jokes are funny—and she doesn’t want to get him in trouble. What should she do? Click to f_ind out! A Priya should report Levi’s behavior. Levi may think his jokes are harmless, but they’re still inappropriate. On top of that, Priya may not be the only person on the team who feels uncomfortable—by making a report, she’ll end up benef_itting her co-workers as well. Spirit’s Name and Reputation In order to protect our Company’s reputation, it’s important for us to speak to the press, analysts, investors and other outside parties in one cohesive voice. That’s why only authorized individuals may speak on behalf of Spirit. Requests from the media should be promptly forwarded to Corporate Communications, and requests from analysts should be forwarded to Investor Relations. All inquiries related to a pending or threatened legal matter should be coordinated with the Law Department. Social Media Social media is a powerful tool—we use multiple social media platforms to help promote our business and engage with our customers. We designate experienced Company representatives to help develop and manage our social media activity. They make sure we provide truthful, accurate information in a way that’s consistent with our values. Employees should not speak on behalf of the company through social media channels. The Company’s social media presence is managed by the Corporate Communications off_ice. As for the rest of us, we’re free to use social media as we please. However, there are a couple of pitfalls we need to avoid. First, we should always be careful not to give the impression that the views and opinions we express online are also those of Spirit, or that we speak on the Company’s behalf. Also, keep in mind that our responsibility to protect Spirit’s conf_idential information applies to our online activities, too. See Spirit’s Employee Use of Social Media policy for more information. Try this! Click to “like” the social media post that you think is appropriate to share. Kevin Meyer: I had to meet with one of Spirit’s suppliers today—he’s so annoying. I think I need a drink…or f_ive!! Clicking reveals: Incorrect. It’s never okay to disparage any of our suppliers or business partners. Even if Kevin isn’t mentioning the supplier by name, his post is still inappropriate. Adelaide Duval: I heard that my company might be expanding into a country in Asia. I wonder if they’d let me move? You know I love adventure. Clicking reveals: Incorrect. If Spirit hasn’t conf_irmed that we’re expanding overseas, it’s never appropriate for us to share this information. Doing so may affect the price of our stock, which means that Adelaide may very well be violating insider trading laws. Leng W: Work is crazy lately. I’m overdue for a vacation! Where should I go? Clicking reveals: Correct! It’s perfectly okay for us to let off steam every now and then. As long as Leng isn’t insulting anyone or revealing any conf_idential information, it’s f_ine for him to post this. But keep in mind that if Leng is having trouble, he should speak with his manager for help. Using Inside Information Properly In the normal course of doing business for Spirit, we may receive information about our Company, customers or business partners that is not available to the general public. We must avoid trading in the shares of Spirit or any of our business partners based on inside information. "Inside" information includes any nonpublic information about a company that a reasonable investor is likely to consider important in making an investment decision regarding that company. You should review and follow the guidance provided in the Company’s Insider Trading policy before executing any trade of Spirit stock. For example, inside information could include: ∙ Conf_idential information about a pending merger, acquisition or other transaction ∙ A substantial contract award or termination ∙ A major lawsuit ∙ A signif_icant technology breakthrough or failure ∙ The gain or loss of a signif_icant customer or supplier ∙ The f_iling of a bankruptcy petition We must be particularly cautious to not disclose inside information to anyone who does not have a business need to know it, including friends and relatives. “Tipping,” or providing insider information to another person and therefore enabling that person to buy or sell securities of a company based on inside information, is also a serious violation of securities laws. Insider trading regulations are complex, and consequences for violations are severe. If you have any questions or concerns, always consult our Insider Trading policy or contact the Law Department before acting. Focus on… Our Communities Caring for Our Environment Our Company is committed to helping the environment. Not only do we comply with applicable environmental statutes and regulations in all countries where we operate, we also continuously improve our environmental performance in all of our operations. We believe we have a duty to minimize the impact our operations have on the environment. We promote sustainability in our business activities, and are actively engaged in reclamation projects. For additional information, please see our Environmental Management Program policy. Q Darnel is working with a contractor on one of Spirit’s reclamation projects. Some of the contractor’s workers have hinted that the contractor’s project strategies aren’t consistent with environmental requirements. Darnel doesn’t think it matters—after all, Spirit isn’t doing the work and the contractor is probably saving the Company money by cutting corners. Is he right? Click to f_ind out! A No, Darnel isn’t right. Ignoring any illegal or unethical acts is never the right thing to do. In addition, what the contractor is doing might expose Spirit to legal liabilities. Darnel needs to report the situation to anyone listed in “Reporting Concerns and Seeking Guidance” immediately. Participating in Political and Charitable Activities The right to participate in the political process and to engage in political activities is a personal choice that Spirit supports and respects. However, when engaging in personal civic and political affairs, we must make it clear that our views and actions are our own, and not those of our Company. We may not use Company resources or work time to support political parties, causes or candidates, or to promote our political views. Corporate political activity is strictly regulated. For that reason, Spirit’s name must not be used to endorse any candidate. All political contributions made by our Company must be made to support candidates and activities aligned with our Company’s positions on issues of importance to its business. The Vice President of Corporate Communications & Public Affairs must approve in advance any corporate political activity, such as supporting a position on referenda or ballot issues, as well as visits to Spirit facilities by political candidates. For further information, please see our Political Activities and Lobbying policy. Q Recently, a state representative came to speak at our facility. Vivian thought our Company couldn’t endorse any political candidates. She personally dislikes this politician and she’s upset that he was even on Company premises. What can she do about this? Click to f_ind out! A Actually, under certain circumstances politicians may visit Company premises, as long as the event is coordinated with the Vice President of Corporate Communications & Public Affairs. While our Company can’t use its name to endorse a candidate, Spirit’s name may be used to support a candidate’s position that promotes the interests of our Company. If Vivian has questions or concerns about corporate or personal political activities, she should speak with her manager or anyone listed in “Reporting Concerns and Seeking Guidance.” 24 Waivers of the Code Waivers of certain provisions of this Code by our Company may be deemed appropriate in rare circumstances. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Compliance off_ice. Waivers for directors and executive off_icers of Spirit may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required by regulation or law.